Exhibit 99.1

EchoStar Announces Financial Results for Three Months Ended March 31, 2019

Englewood, CO, May 8, 2019—EchoStar Corporation (NASDAQ: SATS) today announced its financial results for the three months ended March 31, 2019.

Financial Highlights:

•	Consolidated revenues of $531 million.

•	Consolidated net income of $15 million, consolidated net income attributable to EchoStar common stock of $14 million, and diluted earnings per share of $0.15.

•	Consolidated Adjusted EBITDA of $206 million (see discussion and the reconciliation of GAAP to this non-GAAP measure below).

Additional Highlights:

•	Approximately 1,388,000 total Hughes broadband subscribers as of March 31, 2019 including approximately 150,000 subscribers in Latin America.

•	Cash, cash equivalents and current marketable investment securities of $3.3 billion as of March 31, 2019.

Set forth below is a table highlighting certain of EchoStar’s segment results for the three months ended March 31, 2019 and 2018:

	For the three months ended March 31,
	2019	2018
	(Dollars in thousands)
Revenue
Hughes	$445,337	$400,818
EchoStar Satellite Services	81,259	96,753
Corporate & Other	4,486	4,221
Total	$531,082	$501,792

Adjusted EBITDA
Hughes	$161,864	$137,108
EchoStar Satellite Services	68,717	84,150
Corporate & Other:
Corporate overhead, operating and other	(20,116)	(17,870)
Equity in earnings (losses) of unconsolidated affiliates, net	(4,827)	(1,009)
Sub-total	(24,943)	(18,879)
Total	$205,638	$202,379

Net income (loss)	$15,008	$(21,171)
Expenditures for property and equipment	$111,962	$50,982

Reconciliation of GAAP to Non-GAAP Measurement:

	For the three months ended March 31,
	2019	2018
	(Dollars in thousands)
Net income (loss)	$15,008	$(21,171)
Interest income and expense, net	35,453	47,116
Income tax provision (benefit), net	8,180	(5,403)
Depreciation and amortization	154,221	145,554
Net income attributable to noncontrolling interests	(806)	(380)
(Gains) loss on investment, net	(6,418)	36,663
Adjusted EBITDA	$205,638	$202,379

Note on Use of Non-GAAP Financial Measures
Adjusted EBITDA is defined as “Net income (loss)” excluding “Interest income and expense, net,” “Income tax provision (benefit), net,” “Depreciation and amortization,” “Net income (loss) attributable to noncontrolling interests,” and “Gains and losses on investments, net.” Adjusted EBITDA is not a measure determined in accordance with US GAAP. Adjusted EBITDA is reconciled to “Net income (loss)” in the table above and should not be considered in isolation or as a substitute for operating income, net income or any other measure determined in accordance with US GAAP. Our management uses this non-GAAP measure as a measure of our operating efficiency and overall financial performance for benchmarking against our peers and competitors. Management believes that this non-GAAP measure provides meaningful supplemental information regarding the underlying operating performance of our business and is appropriate to enhance an overall understanding of our financial performance. Management also believes that Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties to evaluate the performance of companies in our industry.

The consolidated financial statements of EchoStar for the periods ended March 31, 2019 and 2018 are attached to this press release. Detailed financial data and other information are available in EchoStar’s Quarterly Report on Form 10-Q for the period ended March 31, 2019 filed today with the Securities and Exchange Commission.

EchoStar will host its earnings conference call on Wednesday, May 8, 2019 at 11:00 a.m. Eastern Time. The call-in numbers are (877) 815-1625 (toll-free) and (716) 247-5178 (international), Conference ID 8058859.

About EchoStar Corporation

EchoStar Corporation (NASDAQ: SATS) is a premier global provider of satellite communications solutions. Headquartered in Englewood, Colo., and conducting business around the globe, EchoStar is a pioneer in secure communications technologies through its Hughes Network Systems and EchoStar Satellite Services business segments.

Safe Harbor Statement under the US Private Securities Litigation Reform Act of 1995
This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “project,” “plans,” and similar expressions and the use of future dates are intended to identify forward‑looking statements. Although management believes that the expectations reflected in these forward‑looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. We assume no responsibility for the accuracy of forward-looking statements or information or for updating forward-looking information or statements. These statements are subject to certain risks, uncertainties, and assumptions. See “Risk Factors” in EchoStar’s Annual Report on Form 10-K for the period ended December 31, 2018 and Quarterly Report on Form 10-Q for the period ended March 31, 2019, as filed with the Securities and Exchange Commission and in the other documents EchoStar files with the Securities and Exchange Commission from time to time.

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Contact Information

EchoStar Investor Relations	EchoStar Media Relations
Deepak V. Dutt Phone: +1 301-428-1686 Email: deepak.dutt@echostar.com	Sharyn Nerenberg Phone: +1 301-428-7124 Email: sharyn.nerenberg@echostar.com

ECHOSTAR CORPORATION
Consolidated Balance Sheets
(Dollars in thousands, except per share amounts)

	As of
	March 31, 2019	December 31, 2018
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$1,349,724	$928,306
Marketable investment securities, at fair value	1,925,108	2,282,152
Trade accounts receivable and contract assets, net	216,558	201,096
Trade accounts receivable - DISH Network	19,510	14,200
Inventory	76,114	75,379
Prepaids and deposits	66,119	61,177
Other current assets	24,508	18,539
Total current assets	3,677,641	3,580,849
Noncurrent assets:
Property and equipment, net	3,363,404	3,414,908
Operating lease right-of-use assets	115,647	—
Regulatory authorizations, net	494,253	495,654
Goodwill	504,173	504,173
Other intangible assets, net	40,550	44,231
Investments in unconsolidated entities	227,828	262,473
Other receivables - DISH Network	95,889	95,114
Other noncurrent assets, net	259,506	263,892
Total noncurrent assets	5,101,250	5,080,445
Total assets	$8,778,891	$8,661,294
Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$115,752	$121,437
Trade accounts payable - DISH Network	2,826	1,698
Current portion of long-term debt and finance lease obligations	953,636	959,577
Contract liabilities	90,180	72,284
Accrued interest	55,552	47,416
Accrued compensation	35,161	54,242
Accrued taxes	17,455	16,013
Accrued expenses and other	75,443	72,470
Total current liabilities	1,346,005	1,345,137
Noncurrent liabilities:
Long-term debt and finance lease obligations, net	2,563,429	2,573,204
Deferred tax liabilities, net	475,464	465,933
Operating lease liabilities	95,215	—
Other noncurrent liabilities	119,242	121,546
Total noncurrent liabilities	3,253,350	3,160,683
Total liabilities	4,599,355	4,505,820
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value, 20,000,000 shares authorized, none issued and outstanding at each of March 31, 2019 and December 31, 2018	—	—
Common stock, $0.001 par value, 4,000,000,000 shares authorized:
Class A common stock, $0.001 par value, 1,600,000,000 shares authorized, 54,514,833 shares issued and 48,029,912 shares outstanding at March 31, 2019 and 54,142,566 shares issued and 47,657,645 shares outstanding at December 31, 2018	54	54
Class B convertible common stock, $0.001 par value, 800,000,000 shares authorized, 47,687,039 shares issued and outstanding at each of March 31, 2019 and December 31, 2018	48	48
Class C convertible common stock, $0.001 par value, 800,000,000 shares authorized, none issued and outstanding at each of March 31, 2019 and December 31, 2018	—	—
Class D common stock, $0.001 par value, 800,000,000 shares authorized, none issued and outstanding at each of March 31, 2019 and December 31, 2018	—	—
Additional paid-in capital	3,713,777	3,702,522
Accumulated other comprehensive loss	(124,251)	(125,100)
Accumulated earnings	709,928	694,129
Treasury stock, at cost	(131,454)	(131,454)
Total EchoStar Corporation stockholders’ equity	4,168,102	4,140,199
Other noncontrolling interests	11,434	15,275
Total stockholders’ equity	4,179,536	4,155,474
Total liabilities and stockholders’ equity	$8,778,891	$8,661,294

ECHOSTAR CORPORATION
Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)

	For the three months ended March 31,
	2019	2018
Revenue:
Services and other revenue - DISH Network	$85,888	$103,805
Services and other revenue - other	393,480	355,040
Equipment revenue	51,714	42,947
Total revenue	531,082	501,792

Costs and expenses:
Cost of sales - services and other (exclusive of depreciation and amortization)	153,571	148,745
Cost of sales - equipment (exclusive of depreciation and amortization)	45,007	39,071
Selling, general and administrative expenses	112,134	103,275
Research and development expenses	6,888	7,137
Depreciation and amortization	154,221	145,554
Total costs and expenses	471,821	443,782
Operating income	59,261	58,010

Other income (expense):
Interest income	24,429	15,635
Interest expense, net of amounts capitalized	(59,882)	(62,751)
Gains (losses) on investments, net	6,418	(36,663)
Equity in losses of unconsolidated affiliates, net	(6,353)	(1,009)
Other, net	(685)	204
Total other expense, net	(36,073)	(84,584)
Income (loss) before income taxes	23,188	(26,574)
Income tax benefit (provision), net	(8,180)	5,403
Net income (loss)	15,008	(21,171)
Less: Net income attributable to noncontrolling interests	806	380
Net income (loss) attributable to EchoStar Corporation common stock	$14,202	$(21,551)

Earnings per share - Class A and B common stock:
Basic earnings (loss) per share	$0.15	$(0.22)
Diluted earnings (loss) per share	$0.15	$(0.22)

ECHOSTAR CORPORATION
Consolidated Statements of Cash Flows
(Dollars in thousands, except per share amounts)

	For the three months ended March 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$15,008	$(21,171)
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	154,221	145,554
Equity in losses of unconsolidated affiliates, net	6,353	1,009
Amortization of debt issuance costs	2,010	1,936
(Gains) losses on investments, net	(6,418)	36,673
Stock-based compensation	2,628	2,765
Deferred tax (benefit) provision	6,455	(7,036)
Changes in current assets and current liabilities, net:
Trade accounts receivable, net	(19,231)	23,153
Trade accounts receivable - DISH Network	(5,310)	(13,473)
Inventory	(1,036)	(2,297)
Other current assets	(4,024)	(10,926)
Trade accounts payable	8,831	(6,471)
Trade accounts payable - DISH Network	1,128	(1,011)
Accrued expenses and other	6,854	(2,288)
Changes in noncurrent assets and noncurrent liabilities, net	5,563	(13,982)
Other, net	2,914	2,840
Net cash flows from operating activities	175,946	135,275
Cash flows from investing activities:
Purchases of marketable investment securities	(325,557)	(562,611)
Sales and maturities of marketable investment securities	712,666	298,596
Expenditures for property and equipment	(111,962)	(128,506)
Refunds and other receipts related to property and equipment	—	77,524
Expenditures for externally marketed software	(7,600)	(7,148)
Net cash flows from investing activities	267,547	(322,145)
Cash flows from financing activities:
Repayment of debt and finance lease obligations	(9,882)	(9,368)
Repurchase of debt	(8,046)	—
Net proceeds from Class A common stock options exercised	2,047	3,481
Net proceeds from Class A common stock issued under the Employee Stock Purchase Plan	2,749	2,636
Noncontrolling interest purchase	(7,313)	—
Repayment of in-orbit incentive obligations	(1,573)	(1,265)
Other, net	(131)	(243)
Net cash flows from financing activities	(22,149)	(4,759)
Effect of exchange rates on cash and cash equivalents	(133)	(242)
Net increase (decrease) in cash and cash equivalents, including restricted amounts	421,211	(191,871)
Cash and cash equivalents, including restricted amounts, beginning of period	929,495	2,432,249
Cash and cash equivalents, including restricted amounts, end of period	$1,350,706	$2,240,378

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$54,572	$51,073
Cash paid for income taxes	$772	$839